Exhibit 99.1

NEWS RELEASE

IR Contact: Bob Gray Valence Technology, Inc. 512.527.2921 investor@valence.com	PR Contact: Jeff Fox The Blueshirt Group 415.828.8298 jeff@blueshirtgroup.com

Valence Technology Reports Fiscal Fourth Quarter and Full Year 2012 Financial Results and Business Highlights

AUSTIN, Texas, May 23, 2012 (GLOBE NEWSWIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based developer and manufacturer of advanced energy storage solutions, today reported financial results for its fiscal fourth quarter and fiscal year ended March 31, 2012.

Executive Commentary
"We have seen continued progress with commercial motive customers such as Segway, PVI, Optare, and Electric Vehicles International. During the past year, we also expanded our business into a number of sectors, with particular success in the industrial/medical sector where we now supply systems to significant corporations such as Rubbermaid Medical and Howard Technology. Additionally, we have developed strong relationships with customers in the motive and back-up power sectors who see value through the return on investment our advanced U-Charge® family of lithium phosphate batteries offer. Looking to the future, we are confident that our experience, quality, and engineering support will continue to distinguish Valence in our growing markets," said Robert L. Kanode, president and chief executive officer of Valence Technology.

Business Highlights
•
Revenue diversification: Valence experienced significant revenue growth outside of its two largest fiscal year 2011 customers, increasing revenue from other customers from $15.6 million in fiscal year 2011 to $30.0 million in fiscal year 2012. This represents a 93% year-to-year growth of our U-Charge® products.

•
Market Sector Success: Valence successfully introduced a lead acid replacement solution within the industrial/medical sector, helping lead a quick transformation within the field with sector-leading customers that demand long cycle life as well as a competitive return on investment.

•	Supply Agreements: Valence has supply agreements with its customers in each of its target vertical sectors, including Howard Technology, Rubbermaid Medical, Optare, Wrightbus, and Beneteau.
•
Patents:  Valence was granted five new patents in the U.S. and 20 worldwide during fiscal year 2012.  As of today, granted patents now total 135 in the U.S. and 166 internationally, with 164 patent applications pending in the U.S. and foreign countries.

•
Manufacturing Quality Control: During the past five years, Valence established an increasingly mature and stable manufacturing process. Our manufacturing operations, combined with our world-wide logistics network, enable us to quickly respond to customer demand and support potential future growth with our customers.

Fiscal 2012 Compared to Fiscal 2011
•	Revenue was $44.4 million, compared to $45.9 million. This is slightly above the Company’s prior guidance (provided on February 8, 2012) of $43 million to $44 million.
•
Gross Margin was 17%, compared to 21%, a decrease due to un-absorbed production overheads in the current period we reduced production in response to low mid-year customer demand, and a charge recorded for a discontinued product line in the current period.

•	Cash used for operations decreased to $8.7 million, compared to $18 million.
•	Operating loss was $9.6 million, compared to a loss of $9.0 million.
•	Net loss available to common shareholders was $12.9 million, or $0.08 per share, compared to a loss of $12.9 million, or $0.09 per share.

Fiscal Fourth Quarter 2012 Compared to Fiscal Fourth Quarter 2011
•	Revenue was $13.3 million compared to $13.9 million.
•
Gross margin was 17% compared to 21%, a decrease due to un-absorbed production overheads in the current quarter as we reduced production in response to low mid-year customer demand, and a charge recorded for a discontinued product line in the current period.

•	Operating loss was $1.9 million compared to a loss of $1.5 million.
•	Net loss available to common shareholders was $2.7 million, or $0.02 per share, compared to a loss of $2.5 million, or $0.01 per share.

Business Outlook
Valence expects fiscal first quarter 2013 revenue to be in the range of $11.0 million to $12.0 million.

Conference Call and Webcast
Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its fourth quarter and fiscal year 2012 financial results.  Interested parties may participate in the call by dialing (877) 375-1350.  International callers should dial (253) 237-1153. No passcode is required. The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CT on May 23, 2012, through 6:30 p.m. CT on June 23, 2012. To access the replay, please dial (855) 859-2056 and enter conference passcode 77459915. Callers outside the United States and Canada can access the replay by dialing (404) 537-3406 and entering the conference passcode mentioned above.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland, manufacturing facilities in China, and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding continued progress with commercial motive customers, strong relationships with customers in the motive and back-up power sectors, being confident that our experience, quality and engineering support will continue to distinguish us in our growing markets, quick transformation within the field, increasing mature and stable manufacturing process, being able to quickly respond to customer demand and support potential future growth, and our expected first quarter 2013 revenue. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments, and compete effectively in the marketplace; the possibility that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of new and existing customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general, and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to continue to expand our customer base; the effects of competition; and the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.
SOURCE: Valence Technology, Inc.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2012	March 31, 2011
ASSETS
Cash	$1,428	$2,915
Accounts Receivable	11,270	13,615
Inventory	12,718	12,491
Prepaids and Other Current Assets	1,793	2,661
Total Current Assets	27,209	31,682

Fixed Assets and Other Long Term Assets	4,320	4,335

Total Assets	$31,529	$36,017

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$6,659	$9,150
Accrued Expenses	4,728	6,063
Short Term Debt	2,984	10,686
Total Current Liabilities	14,371	25,899

Long Term Debt and Other Liabilities	68,264	65,342
Total Liabilities	82,635	91,241

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(59,716)	(63,834)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$31,529	$36,017

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
 (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2012	2011	2012	2011

Total Revenues	$13,328	$13,905	$44,381	$45,882

Cost of Sales	11,060	10,976	36,833	36,446

Gross Margin	2,268	2,929	7,548	9,436

Operating Expenses	4,212	4,449	17,146	18,437

Operating Loss	(1,944)	(1,520)	(9,598)	(9,001)

Net Loss Available to Common Stockholders	$(2,706)	$(2,535)	$(12,906)	$(12,857)

Net Loss Per Share Available to Common Stockholders	$(0.02)	$(0.01)	$(0.08)	$(0.09)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted	168,801	152,890	165,241	141,655